UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-12

SULPHCO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SulphCo, Inc.
4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas 77043
www.sulphco.com

NOTICE OF THE 2008 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 18, 2008

Dear Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of SulphCo, Inc., a Nevada corporation (the “Company”). The annual meeting will be held on Wednesday, June 18, 2008 at 9:30 a.m. Eastern Standard Time at the offices of Kirkpatrick & Lockhart Preston Gates Ellis LLP at 599 Lexington Avenue, New York, NY 10022. The items of business are:

1.	Election of seven directors of the Company;

2.	Approval of an amendment to the Company’s Articles of Incorporation to remove the right of stockholders to act by written consent in lieu of a meeting;

3.	Ratification of the appointment of Hein & Associates LLP as the Company’s independent registered public accountants for fiscal 2008; and

4.	Any other business properly brought before the annual meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the annual meeting is April 21, 2008. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof. A list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose reasonably related to the annual meeting during ordinary business hours in the office of the Secretary of the Company during the ten days prior to the annual meeting.

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors, /s/ Larry D. Ryan Larry D. Ryan Chief Executive Officer Houston, Texas April 22, 2008

SulphCo, Inc.

4333 W. Sam Houston Pkwy N., Suite 190
Houston, Texas 77043
www.sulphco.com

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 18, 2008

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors (the “Board”) of SulphCo, Inc. (sometimes referred to as the “Company,” “SulphCo,” “us” or “our”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. The Company intends to mail this proxy statement and accompanying proxy card on or about April 25, 2008 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 21, 2008 (the “Record Date”), will be entitled to vote at the annual meeting. On the Record Date, there were 80,848,416 shares of Common Stock outstanding and entitled to vote.

Stockholders of Record: Shares Registered in Your Name

If on the Record Date, your shares were registered directly in your name with our transfer agent, Integrity Stock Transfer, Inc., then you are a stockholder of record. If you are a stockholder of record, you may vote in person at the annual meeting, or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy.

1.	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

2.
To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name’’ and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Simply complete and mail the proxy card or follow the instructions included with the proxy materials to vote by telephone or internet to ensure that your vote is counted. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What am I voting on?

There are three matters scheduled for a vote:

1.	Election of seven directors of the Company;

2.	Approval of an amendment to the Company’s Articles of Incorporation to remove the right of stockholders to act by written consent in lieu of a meeting; and

3.	Ratification of the appointment of Hein & Associates LLP as the Company’s independent registered public accountants for fiscal 2008.

How do I vote?

You may either vote “For” all nominees to the Board of Directors or you may withhold from voting for any nominee you specify. For all of the other matters to be voted on, you may vote “For”, “Against” or abstain from voting.

Do I have appraisal or dissenters’ rights with respect to any of the matters to be voted upon?

No, under Nevada law, stockholders do not have rights of appraisal or similar rights of dissenters’ with respect to any matter to be voted upon herein.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of the Record Date.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” all of the matters to be voted on. If any other matter is properly presented at the annual meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy in any one of three ways:

1.	You may submit another properly completed proxy bearing a later date.

2.	You may send a written notice that you are revoking your proxy to SulphCo’s Secretary at 4333 W. Sam Houston Pkwy N., Suite 190 Houston, Texas 77043.

3.	You may attend the annual meeting and vote in person. Simply attending the annual meeting will not, by itself, revoke your proxy.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be delivered in writing by December 26, 2008, to the Company’s Secretary at 4333 W. Sam Houston Pkwy N., Suite 190 Houston, Texas 77043. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy materials must do so between February 10, 2009 and March 11, 2009, provided that if the 2009 annual meeting is held before May 19, 2009 or after July 18, 2009, the proposal must be received by us either 90 days prior to the actual meeting date or 10 days after we first publicly announce the meeting date, whichever is later. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” votes, “Against” votes, abstentions and broker non-votes. Abstentions will be counted toward the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted toward the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If the broker or nominee is not given specific instructions, shares held in the name of such broker or nominee may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

How many votes are needed to approve each proposal?

For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

For the amendment to the Company’s Articles of Incorporation, a majority of the shares issued and outstanding must be voted in favor of the proposal.

For the ratification of the auditors, a majority of the shares voted must be voted in favor of the proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the Record Date, there were 80,848,416 shares of Common Stock outstanding and entitled to vote. Thus 40,424,209 shares of Common Stock must be represented by stockholders present at the annual meeting or by proxy to have a quorum. Your shares will be counted toward the quorum only if you submit a valid proxy vote or vote at the annual meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, a majority of the votes present at the annual meeting may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

Voting results will be published in the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2008.

Interest of Certain Persons in Matters to be Acted Upon.

None of the Company’s directors or executive officers has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

SulphCo’s Board is currently comprised of seven members. On April 9, 2008, the Board adopted a staggered board structure by an amendment to our By-laws. As a result, the Board of Directors is divided into three classes of approximately equal size, designated Class I, Class II and Class III. Class I and Class II initially consists of two (2) directors and Class III initially consists of three (3) directors. The initial term of the Class I directors terminates at the first annual meeting of stockholders following the 2008 Annual Meeting. The initial term of the Class II directors terminates at the second annual meeting of stockholders following the 2008 Annual Meeting. Thereafter, Class I and Class II directors shall be elected to full 3 year terms. The term of the Class III directors terminates at the third annual meeting of stockholders following the 2008 Annual Meeting. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the term of that director and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors. The respective class designations for each director is as follows:

Class I (initial one year term)
Dr. Larry D. Ryan
Edward E. Urquhart

Class II (initial two year term)
Dr. Hannes Farnleitner
Edward G. Rosenblum

Class III (three year term)
Michael T. Heffner
Lawrence G. Schafran
Robert H. C. van Maasdijk

The Board has recommended for election Dr. Larry D. Ryan, Robert H. C. van Maasdijk, Dr. Hannes Farnleitner, Edward E. Urquhart, Lawrence G. Schafran, Edward G. Rosenblum and Michael T. Heffner. If elected at the annual meeting, these directors would serve until the end of their respective terms and until their successors are elected and qualified, or until their earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Larry D. Ryan, Robert H. C. van Maasdijk, Dr. Hannes Farnleitner, Edward E. Urquhart, Lawrence G. Schafran, Edward G. Rosenblum and Michael T. Heffner. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each of Dr. Larry D. Ryan, Robert H. C. van Maasdijk, Dr. Hannes Farnleitner, Edward E. Urquhart, Lawrence G. Schafran, Edward G. Rosenblum and Michael T. Heffner has agreed to serve if elected, and we have no reason to believe that they will be unable to serve.

Our directors and nominees, their ages, positions with SulphCo, the dates of their initial election or appointment as director are as follows:

Name	Age	Position With the Company	Served From

Dr. Larry D. Ryan	36	Chief Executive Officer, Director	January 2007

Robert H. C. van Maasdijk	63	Chairman of the Board, Director	April 2005

Dr. Hannes Farnleitner	68	Director	November 2005

Edward E. Urquhart	40	Director	August 2006

Lawrence G. Schafran	69	Director	December 2006

Edward G. Rosenblum	63	Director	August 2007

Michael T. Heffner	62	Director	January 2007

Dr. Larry D. Ryan, our Chief Executive Officer and a director, was a senior executive leader at General Electric Company, GE Advanced Materials Division from 1998 to January 2007. His last role within GE was in the capacity of Business Manager, Elastomers, and RTV AMR. Dr. Ryan has a Ph.D. in Chemical Engineering from the University of Delaware, a Six-Sigma Blackbelt certification, and a long history of working with chemical process-dependent technologies. He is a graduate of the General Electric Edison Engineering Development Program, a technical leadership program focused on process engineering projects and product quality improvements. Dr. Ryan has served as our Chief Executive Officer since January 2007 and as a director since February 2007.

Robert H. C. van Maasdijk, Chairman of the Board since January 2007 and a director since April 2005, is also the Chairman of Mulier Capital, an investment bank. During 2006, he sold Attica Alternative Investment Fund, Ltd. (AAI), a private investment fund, of which he was Chairman and CEO and had headed since 1999. For the previous 16 years, he served as Managing Director and CEO of Lombard Odier Investment Portfolio Management Ltd., one of the oldest and largest private banks in Switzerland. Over his 36-year career, he has held executive, portfolio management and research positions with Ivory & Sime, Edinburgh; Banque Lambert, Brussels; Pierson Heldring Pierson, Amsterdam; and with Burham and Company, New York.

Dr. Hannes Farnleitner, a director since November 2005, is a former federal minister for economic affairs for the country of Austria. Dr. Farnleitner has served in policy-making roles in Austria involving economics and international trade for more than 40 years. Since 2002, he has served as a member of the Convent of the European Union and a representative of the Federal Chancellor of Austria.

Edward E. Urquhart, a director since August 2006, is the Chief Executive Officer of Maerkisches Werk Halver, GmbH (“MWH”), Halver, Germany, the world's leading supplier of components and systems for large diesel and gas engines operating within the marine transportation, oil & gas distribution, stationary power generation, locomotive and cruise industries. Mr. Urquhart has been the CEO of MWH since July 2003 and is responsible for all aspects of managing the MWH worldwide family of companies in Germany, USA, Korea, Japan, and China. Prior to his current position, he was the CEO of Maerkisches Werk of North America Inc.

Lawrence G. Schafran, a director since December 2006, has extensive experience in the financial markets and corporate governance and is a member of the Board of Directors of several other publicly-traded companies. Mr. Schafran currently is a Managing Director of Providence Capital, Inc., a private New York City based activist investment firm. He has held this position since July 2003. From 1999 through 2002, Mr. Schafran served as Trustee, Chairman/Interim-CEO/President and Co- Liquidating Trustee of the Special Liquidating Trust of Banyan Strategic Realty Trust. He also currently serves in the following roles: Director and Audit Committee Chairman of SulphCo, Inc., RemoteMDx, Inc., Tarragon Corporation, Nat'l Patent Development Corp. and PubliCARD, Inc.; Director and Audit Committee member of Electro-Energy Inc. In recent years, Mr. Schafran has served in other capacities, including as a director of COMSAT, Inc. and Shoppers Food Warehouse, Inc., and Chairman of the Executive Committees of Dart Group Corporation and its publicly traded subsidiaries.

Edward G. Rosenblum, a director since August 2007, is a founding partner of the law firm of Rosenblum, Wolf & Lloyd, P.A., specializing in the area of property taxation and eminent domain. During his legal career, Mr. Rosenblum has had extensive exposure to the oil industry, handling refinery valuation cases involving Texaco, Coastal, Chevron and CITGO and serving as U.S. counsel for a publicly held British company which owned, operated and acquired bulk liquid storage terminals in the United States.

Michael T. Heffner, a director since January 2007, retired from an executive position in BP in 2001 after 20 years with the company. From 1996 to 2001, he was President of BP Algeria, responsible for overseeing a $5 billion division comprising a petroleum-producing property and two natural gas developments in Algeria. Previously, he served as joint venture manager in Colombia, managing partner relationships with the Colombian State Oil Company and private partners Total and Triton for a $2 billion Colombian oil and gas development. During his career, he also served as British Petroleum's health, safety and environmental manager for the Western Hemisphere. Prior to working at BP, Mr. Heffner spent ten years with the Bechtel Corporation, where he served in a variety of cost, planning and construction roles in that company's petrochemical division in the U.S. and Canada.

The general purpose of the staggered board structure is to assure the continuity and stability of Company’s management and policies. It ensures that a majority of directors at any given time will have prior experience with and in-depth knowledge of the Company and its policies, strategies and businesses and are positioned to make decisions that are best for the Company and its stockholders. Specifically, we believe that a staggered board:

•
creates a more experienced board that is better able to make fundamental decisions about the business, e.g., decisions on strategic transactions, significant business commitments and appropriate use of financial and other resources;

•	promotes continuity and stability of strategy, oversight and policies and fosters long-term focus on maximizing stockholder value;

•
promotes the establishment of long-term strategies and goals and helps to prevent abrupt changes in corporate policies based on short-term objectives and the special interests of a select group of stockholders who might have an agenda contrary to the long-term interests of all stockholders;

•
enhances the independence of non-management directors by providing them with an assured three year term of office rather than just a one year term, during which they may be hesitant to challenge management;

•
strengthens our ability to attract and retain highly qualified directors who are willing to make a multi-year commitment to the Company and its stockholders and to develop a deep understanding of the business; and

•	allows new directors an opportunity to gain knowledge about our businesses from continuing directors.

Additionally, the Company believes that the staggered board structure will provide the Board of Directors with valuable leverage to protect stockholder value in a potential takeover situation. By requiring two election cycles to take control of the Board of Directors, a staggered board structure encourages a third party to negotiate with the Board of Directors instead of engaging in an unfriendly or unsolicited effort to take over or restructure the Company that may not be in the best interests of its stockholders. A potential buyer would negotiate with a Board consisting of a majority of seasoned directors who are independent of the potential acquiror, allowing the Board of Directors to evaluate the adequacy and fairness of an acquisition proposal, carefully evaluate potential alternatives and negotiate on behalf of all stockholders. The Company is not currently the target of an unsolicited takeover attempt, but the Board of Directors believes that implementation of a staggered board structure is consistent with good corporate governance principles.

It should be noted that the staggered board structure provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of the Company, even though a tender offer or change in control might be in the best interest of our stockholders. However, the Company believes that having a staggered board does not prevent unsolicited takeover attempts but instead helps to maximize value for all stockholders in the event of a takeover.

The Board of Directors is aware of the arguments that staggered boards reduce director accountability as directors are not subject annually to the stockholders’ vote, and that staggered boards may decrease the likelihood of an acquisition proposal and thereby diminish stockholder value. The Company believes the benefits of a staggered board structure do not come at the cost of directors’ accountability to stockholders.  Our directors’ interests are specifically aligned with stockholders’ interests through the fiduciary duty owed by board members to act in stockholders’ best interests. All directors are required by law to uphold their fiduciary duties to the Company and its stockholders, regardless of the length of their term of office. Further, the Company believes that a staggered board is consistent with good corporate governance and notes that a very substantial number of public companies have staggered boards. Additionally, the Board of Directors believes that concerns about reduced accountability and stockholder value may be overstated, particularly amid the increasing scrutiny of corporate governance and heightened regulatory oversight of recent years.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH NAMED NOMINEE.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO REMOVE THE RIGHT OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, IN LIEU OF A MEETING

Currently, our Articles of Incorporation provide that any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken is signed by stockholders having at least a majority of the voting power. The Board of Directors has approved the amendment to this provision to eliminate stockholder action by written consent.

The Board of Directors recommends the adoption of this amendment in order to reduce opportunities for potential coercive and abusive acquisition actions, and enhance the ability of management to focus on the Company’s business. Section 78.320 of the Nevada Revised Statutes explicitly permits the Company’s Articles of Incorporation to limit the right of stockholders to take action by written consent in lieu of a meeting. The Company is not currently the target of any coercive and abusive acquisition actions, but the Board of Directors feels that requiring all stockholder action to be taken at the annual meeting or a special meeting of stockholders is consistent with good corporate governance and notes that a significant majority of public companies do not permit stockholder action without a meeting.

It should be noted that certain provisions of the Company’s Bylaws may make a change in control of the Company more difficult to effect. As discussed in Proposal No. 1 above, our Bylaws provide for a staggered board structure consisting of three classes of directors, which may have the effect of making the replacement of incumbent directors more time consuming and difficult and may discourage takeover attempts that might be in the best interest of our stockholders. Please see Proposal No. 1 for additional information. Management does not presently intend to propose other anti-takeover measures in future proxy solicitations.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENTS TO THE COMPANY’S ARTICLES OF INCORPORATION AS DESCRIBED ABOVE.

The text of the proposed amendment to Article Ten of our Articles of Incorporation as set forth in Proposal No. 2 is attached hereto as Exhibit A.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board has appointed Hein & Associates LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2008. Services provided to the Company by Hein & Associates LLP in fiscal 2007 are described under “Audit-Related Matters—Auditor Fees and Services,” below.

We are asking our stockholders to ratify the selection of Hein & Associates LLP as our independent registered public accountants. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Hein & Associates LLP to our stockholders for ratification as a matter of good corporate practice.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF HEIN & ASSOCIATES LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2008.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

CORPORATE GOVERNANCE

Board Meetings and Committees

During the fiscal year ended December 31, 2007, the Board met 10 times, and during the fiscal year each Board member attended at least 75% of the aggregate of Board of Director meetings and meetings of committees on which he served during his tenure as a director or committee member. The Board of Directors has three standing committees; the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, each consisting solely of independent directors, all of whom satisfy the independence standards adopted by the American Stock Exchange (“AMEX”).

Audit Committee

The Audit Committee is currently comprised of the following directors of the Company: Lawrence G. Schafran (Chair), Robert H. C. van Maasdijk and Michael T. Heffner, each of whom is independent, as independence is currently defined in applicable SEC and AMEX rules. In 2007, the Audit Committee met 6 times. The Board has determined that Mr. Schafran and Mr. van Maasdijk both qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Schafran’s and Mr. van Maasdijk’s level of knowledge and experience based on a number of factors, including their formal education and experience.

The Audit Committee is responsible for overseeing the Company’s corporate accounting, financial reporting practices, audits of financial statements and the quality and integrity of the Company’s financial statements and reports. In addition, the Audit Committee oversees the qualifications, independence and performance of the Company’s independent auditors. In furtherance of these responsibilities, the Audit Committee’s duties include the following: evaluating the performance of and assessing the qualifications of the independent auditors; determining and approving the engagement of the independent auditors to perform audit, review and attest services and performing any proposed permissible non-audit services; evaluating employment by the Company of individuals formerly employed by the independent auditors and engaged on the Company’s account and any conflicts or disagreements between the independent auditors and management regarding financial reporting, accounting practices or policies; discussing with management and the independent auditors the results of the annual audit; reviewing the financial statements proposed to be included in the Company’s annual report on Form 10-K; discussing with management and the independent auditors the results of the auditors’ review of the Company’s quarterly financial statements; conferring with management and the independent auditors regarding the scope, adequacy and effectiveness of internal auditing and financial reporting controls and procedures; and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting control and auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under the written Audit Committee Charter adopted by the Board in 2004, a copy of which may be obtained by writing the Secretary of the Company at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043. The Report of the Audit Committee is included elsewhere in this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of the following directors of the Company: Edward G. Rosenblum (Chair), Lawrence G. Schafran and Dr. Hannes Farnleitner. Each director is independent under applicable SEC and AMEX rules. In 2007, the Compensation Committee met 1 time separately and once as part of a scheduled Board meeting. The Compensation Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. It advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Compensation Committee also has such additional powers as may be conferred upon it from time to time by the Board. The Compensation Committee operates under the written Compensation Committee Charter adopted by the Board in 2007, a copy of which may be obtained by writing the Secretary of the Company at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043. The Compensation Committee Report is included elsewhere in this proxy statement.

Corporate Governance and Nominating Committee

The Board of Directors established the Corporate Governance and Nominating Committee in January 2008. The Corporate Governance and Nominating Committee is currently comprised of Michael T. Heffner (Chair), Dr. Hannes Farnleitner and Lawrence G. Schafran. Each director is independent under applicable SEC and AMEX rules. This committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and make recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	overseeing our Board of Directors’ performance and self-evaluation process and developing continuing education programs for our directors;

•	reviewing our corporate governance principles and policies and providing recommendations to the Board regarding possible changes; and

•	reviewing and monitoring compliance with our code of ethics and our insider trading policy.

The Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities, and significant accomplishment; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; awareness of a director’s vital role in assuring the Company’s good corporate citizenship and corporate image; no present conflicts of interest; availability for meetings and consultation on Company matters; enthusiasm about the prospect of serving; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

The Corporate Governance and Nominating Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. The Company does not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. In evaluating candidates, the committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of the Corporate Governance and Nominating Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described in the committee’s charter under “Composition of the Board of Directors, Evaluation and Nominating Activities.” A copy of the charter may be obtained by writing the Secretary of the Company at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043.

Director Nominations and Independence

The nomination process involves a careful examination of the performance and qualifications of each incumbent director and potential nominees before deciding whether such person should be nominated. The Board believes that the business experience of its directors has been, and continues to be, critical to the Company’s success. Directors should possess integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. Directors must possess a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Board will generally consider all relevant factors, including, among others, each nominee’s applicable expertise and demonstrated excellence in his or her field, the usefulness of such expertise to the Company, the availability of the nominee to devote sufficient time and attention to the affairs of the Company, the nominee’s reputation for personal integrity and ethics, and the nominee’s ability to exercise sound business judgment. Other relevant factors, including age and diversity of skills, will also be considered. Director nominees are reviewed in the context of the existing membership of the Board (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders. The Board uses its network of contacts when compiling a list of potential director candidates and may also engage outside consultants (such as professional search firms).

In addition, the Board of Directors reviews each nominee’s relationship with the Company in order to determine whether the nominee can be designated as independent. The following members of our Board of Directors meet the independence requirements and standards currently established by AMEX: Robert H. C. van Maasdijk, Dr. Hannes Farnleitner, Edward G. Rosenblum, Lawrence G. Schafran, Edward E. Urquhart and Michael T. Heffner.

Policy Regarding Directors’ Attendance at Annual Meeting of Stockholders

The Board has not adopted a policy with respect to director attendance at annual meetings of stockholders. Directors are not compensated for attending an annual meeting of stockholders. However, directors are reimbursed for out-of-pocket expenses for attendance at an annual meeting of stockholders. The Board encourages each director to attend the annual meeting of stockholders, whether or not a Board meeting is scheduled for the same date. At the Company’s 2007 Annual Meeting, all members of the Company’s Board of Directors were in attendance.

Stockholder Communications with the Board of Directors

A stockholder may contact one or more of the members of the Board of Directors in writing by sending such communication to the Secretary at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, Texas 77043. The Secretary will promptly forward stockholder communications to the appropriate director or directors for review. Anyone who has a concern about the conduct of the Company or the Company’s accounting, internal accounting controls or auditing matters, may communicate that concern to the Secretary, the Chairman of the Board or any member of the Board of Directors at the Company’s address. We believe that the Board’s responsiveness to stockholder communications has been adequate. Communications that consist of stockholder proposals must instead follow the procedures set forth under “Stockholder Proposals” on page 37 of this Proxy Statement.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present certain information as of April 15, 2008 regarding the beneficial ownership of our Common Stock by (i) each of our directors and executive officers individually, (ii) all of our directors and executive officers as a group, and (iii) all persons known by us to be beneficial owners of five percent or more of our Common Stock. A person has beneficial ownership over shares if the person has voting or investment power over the shares. Unless otherwise noted, the persons listed below have sole voting and investment power and beneficial ownership with respect to such shares.

Security Ownership of Certain Beneficial Owners

The following table presents the ownership of beneficial owners known to us who own more than five percent of our Common Stock as of this filing.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Common	Dr. Rudolf W. and Mrs. Doris Gunnerman	26,272,113(2)	32.50%
	6601 Windy Hill Way, Reno, NV 89502

Common	Blizzard Capital Ltd.	6,000,000(3)	7.42%
	Akara Bldg 24 Castro Street, Wickams Cay Rd, Town Tortola, Virgin Isles

Common	Knoll Capital Management, LP and Fred Knoll	4,332,100(4)	5.36%
	666 Fifth Avenue, Suite 3702 New York, New York 10103

(1)	The Percent of Class is based on 80,848,416 of the Company’s shares issued and outstanding as of April 15, 2008.

(2)
The share ownership of Dr. and Mrs. Gunnerman is reflected pursuant to the information contained in Schedule 13D/A, which was filed with the Commission on February 29, 2008. Of these shares 26,270,113 are subject to shared voting power between them. The voting power for the remaining 2,000 shares is held solely by Dr. Gunnerman.

(3)	Blizzard Capital Ltd. holds 4,000,000 million shares outright and warrants to acquire an additional 2,000,000 shares.

(4)
The share ownership of Knoll Capital Management, LP (“KCMLP”) and Fred Knoll (“Knoll”) is reflected pursuant to the information contained in Schedule 13G/A, which was filed with the Commission on February 11, 2008. Each of KCMLP and Knoll beneficially own 4,332,100 shares of SulphCo’s common stock consisting of (i) 2,839,450 shares owned by Europa International, Inc. (“Europa”) and; (ii) 1,492,650 shares owned by Knoll Capital Fund II Master Fund, Ltd. (the “Knoll Fund”). KCMLP is the investment manager of Europa and a manager of KOM Capital Management, LLC (“KOM”), the investment manager of the Knoll Fund. Knoll is the President of KCMLP.

Security Ownership of Directors and Executive Officers

The following table shows the number of shares of our common stock beneficially owned as of April 15, 2008 by each nominee director, each incumbent directors, the executive officers named in the “Summary Compensation Table” and all directors and current executive officers as a group. None of such shares are pledged as security.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)

Common	Robert H. C. van Maasdijk	411,011	(2)	0.51%
Common	Dr. Hannes Farnleitner	247,150	(3)	0.31%
Common	Edward E. Urquhart	302,650	(4)	0.37%
Common	Lawrence G. Schafran	370,580	(5)	0.46%
Common	Michael T. Heffner	310,103	(6)	0.38%
Common	Edward G. Rosenblum	533,585	(7)	0.66%
Common	Dr. Larry D. Ryan	141,666	(8)	0.18%
Common	M. Clay Chambers	-	(11)	0.00%
Common	Brian J. Savino	66,666	(9)	0.08%
Common	Stanley W. Farmer	75,000	(10)	0.09%
Common	Loren J. Kalmen	97,800	(12)	0.12%
Common	Michael A. Abend	10,000	(13)	0.01%

Common	All Directors and Current Executive Officers as a group (12) persons	2,566,211		3.17%

(1)
Beneficial ownership is determined in accordance with rules of the SEC, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock which may be acquired by a beneficial owner upon exercise or conversion of warrants, options or rights which are currently exercisable or exercisable within 60 days of April 15, 2008, are included in the table as shares beneficially owned and are deemed outstanding for purposes of computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, to our knowledge, the persons named in the table above have the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The Percent of Class is based on 80,848,416 of the Company’s shares issued and outstanding as of April 15, 2008.

(2)	Mr. van Maasdijk owns all of the shares outright with the exception of an option to purchase 125,000 shares, an option to purchase 50,000 shares and an option to purchase 140,674 shares.

(3)	Dr. Farnleitner owns all of the shares outright, with the exception of an option to purchase 50,000 shares and an option to purchase 114,767 shares.

(4)	Mr. Urquhart owns all of the shares outright, with the exception of an option to purchase 50,000 shares, an option to purchase 100,000 shares and an option to purchase 114,767 shares.

(5)	Mr. Schafran owns all of the shares outright, with the exception of an option to purchase 50,000 shares, an option to purchase 100,000 shares and an option to purchase 127,720 shares.

(6)	Mr. Heffner owns all of the shares outright, with the exception of an option to purchase 50,000 shares, an option to purchase 100,000 shares and an option to purchase 127,720 shares.

(7)
Mr. Rosenblum owns all of the shares outright with the exception of (i) an option to purchase 150,000 shares; (ii) an option to purchase 49,724 shares; (iii) an option to acquire 43,617 shares upon conversion of a convertible note; (iv) an option to purchase 44,124 shares; (v) an option to purchase 127,720 shares; (vi) an option to purchase 7,700 shares held by daughter Michelle Rosenblum; (vii) 2,000 shares owned in a custodial account for the benefit of daughter, Michelle Rosenblum; (viii) an option to purchase 7,700 shares held by daughter Deborah Rosenblum; and (ix) 1,000 shares owned in a custodial account for the benefit of daughter, Deborah Rosenblum.

(8)	Dr. Ryan has options to acquire 350,000 shares of which 141,666 are exercisable within 60 days of April 15, 2008.

(9)	Mr. Savino has an option to acquire 66,666 shares which is exercisable within 60 days of April 15, 2008. Mr. Savino resigned from the Company effective March 8, 2008.

(10)	Mr. Farmer has options to acquire 200,000 shares, of which 75,000 are exercisable within 60 days of April 15, 2008.

(11)	Mr. Chambers has an option to acquire 150,000 shares, none of which are exercisable within 60 days of April 15, 2008.

(12)	Mr. Kalmen owns all of the shares outright with the exception of (i) an option to acquire 4,000 shares of common stock and (ii) 5,000 shares held by daughter, Monica K. Kalmen.

(13)	Mr. Abend has options to acquire 20,000 shares, of which 10,000 are exercisable within 60 days of April 15, 2008.

Legal Proceedings

There are various claims and lawsuits pending against the Company arising in the ordinary course of the Company’s business. Although the amount of liability, if any, against the Company is not reasonably estimable, the Company is of the opinion that these claims and lawsuits will not materially affect the Company’s financial position. We have and will continue to devote significant resources to our defense as necessary.

The following paragraphs set forth the status of litigation as of April 15, 2008.

Clean Fuels Litigation

In Clean Fuels Technology v. Rudolf W. Gunnerman, Peter Gunnerman, RWG, Inc. and SulphCo, Inc. , Case No. CV05-01346 (Second Judicial District, County of Washoe) the Company, Rudolf W. Gunnerman, Peter Gunnerman, and RWG, Inc. were named as defendants in a legal action commenced in Reno, Nevada. The Plaintiff, Clean Fuels Technology later assigned its claims in the lawsuit to EcoEnergy Solutions, Inc., which entity was substituted as Plaintiff. In general, Plaintiff EcoEnergy Solutions, Inc. alleged claims relating to ownership of the “sulphur removal technology” originally developed by Professor Teh Fu Yen and Dr. Gunnerman with financial assistance provided by Dr. Gunnerman, and subsequently assigned to the Company. On September 14, 2007, after a jury trial and extensive post-trial proceedings, the trial court entered final judgment against Plaintiff EcoEnergy Solutions, Inc. on all of its claims. Per the final judgment, all of Plaintiff’s claims were resolved against Plaintiff and were dismissed with prejudice. In addition, the trial court found that the Company was the prevailing party in the lawsuit and entered judgment in favor of the Company and against Plaintiff of approximately $124,000, with post-judgment interest. The Plaintiff appealed the judgment on October 5, 2007. On December 19, 2007, and as required by Nevada statute, the Company participated in a mandatory settlement conference at which time a settlement was not reached. A briefing schedule has been issued, but there has been no date set for oral arguments. As of December 31, 2007, no liability has been accrued relative to this action.

Talisman Litigation

In Talisman Capital Talon Fund, Ltd. v. Rudolf W.Gunnerman and SulphCo, Inc ., Case No. 05-CV-N-0354-BES-RAM, the Company and Rudolf W. Gunnerman were named as Defendants in a legal action commenced in federal court in Reno, Nevada. The Plaintiff alleged claims relating to the Company's ownership and rights to develop its "sulphur removal technology." The Company regards these claims as without merit. Discovery in this case formally concluded on May 24, 2006. On September 28, 2007, the court granted, in part, the Defendants' motion for summary judgment and dismissed the Plaintiff's claims for bad faith breach of contract and unjust enrichment that had been asserted against Rudolf Gunnerman. The court denied the Plaintiff's motion for partial summary judgment. Trial has been set for August 4, 2008. As of December 31, 2007, no liability has been accrued relative to this action.

McLelland Arbitration

In The Matter of the Arbitration between Stan L. McLelland v. SulphCo, Inc. , Mr. McLelland, who was the Company's president from August 13, 2001, until he resigned on September 12, 2001, sought to exercise options to purchase two million (2,000,000) shares of the Company’s common stock at 50 cents per share, as well as receive salary payments for the six months following his resignation and $20,000 of alleged unpaid commuting expenses. Following the arbitration hearings, on July 24, 2007, the Company received notice that the Arbitrator had denied Mr. McLelland’s claim for the options. The Arbitrator did award salary of $125,000 plus interest from October 1, 2001 until paid, and $5,000 (without interest) out of the $20,000 of alleged unpaid commuting expenses. In connection with the resolution of this matter, the Company recognized a charge for these amounts in the quarter ended June 30, 2007 which were later paid during the quarter ended September 30, 2007.

Neuhaus Litigation

On October 20, 2006, Mark Neuhaus filed a lawsuit against the Company and Rudolf W. Gunnerman, Mark Neuhaus v. SulphCo, Inc., Rudolph W. Gunnerman, in the Second Judicial District Court, in and for the County of Washoe, Case No. CV06-02502, Dept. No. 1. The lawsuit is based on a purported Non-Qualified Stock Option Agreement and related Consulting Agreement between Mark Neuhaus and the Company dated March of 2002. Mark Neuhaus claims that according to the terms of the Non-Qualified Stock Option Agreement, he was granted an option to purchase three million (3,000,000) shares of the Company’s common stock at the exercise price per share of $0.01. On or about February of 2006, Mark Neuhaus attempted to exercise the option allegedly provided to him under the Non-Qualified Stock Option Agreement. At that time, the Company rejected Mr. Neuhaus’s attempt to exercise the option. Thereafter, Mr. Neuhaus filed this lawsuit seeking to enforce the Non-Qualified Stock Option Agreement. In his suit, Mr. Neuhaus includes claims for specific performance, breach of contract, contractual breach of the covenant of good faith and fair dealing, and tortious breach of the covenant of good faith and fair dealing. He requested that the Court compel the Company to issue the shares or alternatively to award him damages equal to the fair market value of the three million (3,000,000) shares of stock when he purported to exercise the options, minus the exercise price. On December 7, 2006, the Company moved to dismiss the lawsuit. On January 4, 2007, the Court issued an Order denying the motion on the ground that there were factual issues to be resolved which prevented dismissal at that time. The Company filed an Answer to the Complaint, as well as a counterclaim against Mr. Neuhaus and a cross claim against Rudolf W. Gunnerman on March 29, 2007. That cross-claim against Dr. Gunnerman was subsequently voluntarily discontinued, without prejudice. As of December 31, 2007, no liability has been accrued relative to this action. The Company regards the claim as without merit.

Mr. Neuhaus filed a motion to dismiss the counterclaim on April 11, 2007, which the Company opposed. On July 20, 2007, the Court issued an Order granting Mr. Neuhaus’ Motion to Dismiss. The Court found that Nevada was not the proper venue for the counterclaim and that the Nevada Courts did not have jurisdiction over the counterclaim. The Company has filed an action in the New York State Supreme Court seeking to obtain the same relief as was sought in the counterclaim that was dismissed.

On December 21, 2007, the Company filed a Motion for Summary Judgment with the Court seeking dismissal of Neuhaus's claims. The Company argued that the Non-Qualified Stock Option Agreement was not valid in that there was no evidence of a board resolution approving the terms of the options, as is required by Nevada law. Neuhaus opposed the Motion. On February 4, 2008, the Court denied the Motion for Summary Judgment, finding that there remain material issues of disputed facts relating to the creation of the Non-Qualified Stock Option Agreement and the Consulting Agreement. The Company is proceeding with discovery.

Trial in this action has been rescheduled for July 14, 2008.

Hendrickson Derivative Litigation

On January 26, 2007, Thomas Hendrickson filed a shareholder derivative claim against certain current and former officers and directors or the Company in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe. The case is known as Thomas Hendrickson, Derivatively on Behalf of SulphCo, Inc. v. Rudolf W. Gunnerman, Peter W. Gunnerman, Loren J. Kalmen, Richard L. Masica, Robert Henri Charles Van Maasdijk, Hannes Farnleitner, Michael T. Heffner, Edward E. Urquhart, Lawrence G. Schafran, Alan L. Austin, Jr., Raad Alkadiri and Christoph Henkel , Case No. CV07-00137, Dept. No. B6. The complaint alleges, among other things, that the defendants breached their fiduciary duty to the Company by failing to act in good faith and diligence in the administration of the affairs of the Company and in the use and preservation of its property and assets, including the Company’s credibility and reputation. The Company and the Board had intended to file a Motion for Dismissal with the Court, based upon the Plaintiff’s failure to make a demand upon the Board. On July 10, 2007, the Company received notice that a stipulation (the “Stipulation”) of voluntary dismissal without prejudice had been entered, with an effective date of July 3, 2007, regarding this action. The Stipulation provides that in connection with the dismissal of this action each of the parties will bear their own costs and attorney fees and thereby waive their rights, if any, to seek costs and attorney fees from the opposing party. Further, neither the plaintiff nor his counsel has received any consideration for the dismissal of this action, and no future consideration has been promised.

In September of 2007, the Company’s Board of Directors received a demand letter (the “Hendrickson Demand Letter”) from Mr. Hendrickson’s attorney reasserting the allegations contained in the original derivative claim and requesting that the Board of Directors conduct an investigation of these matters in response thereto. In response to the Hendrickson Demand Letter, the Company’s Board of Directors formed a special committee comprised of three independent directors to evaluate the Hendrickson Demand Letter and to determine what, if any, action should be taken.

Cullen Litigation

On June 26, 2006, the Company filed an action, SulphCo, Inc. v. Cullen , in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Case No. CV06-01490, against Mark Cullen arising out of Mr. Cullen’s alleged breach of a secrecy agreement that he had executed when employed by GRD, Inc., whose claims have accrued to the Company. The lawsuit seeks damages, a constructive trust, and an order requiring Mr. Cullen to assign to the Company certain intellectual property in the form of patent applications (as well as a now-issued patent) that he filed following his departure from the Company. On October 23, 2006, Mr. Cullen moved to dismiss the Company’s complaint; the motion was denied. On February 26, 2007, Mr. Cullen filed an amended answer to the Company’s complaint. That Answer included counterclaims for breach of contract, unfair competition, interference with contractual relations, and interference with prospective economic advantage. The entire case was dismissed without prejudice on April 25, 2007, but the Company retains the ability to revive its claims at a later date.

Nevada Heat Treating Litigation

On November 29, 2007, Nevada Heat Treating, Inc. (“NHT”) filed at lawsuit against the Company, Nevada Heat Treating, Inc., d/b/a California Brazing , in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Case No. CV07-02729. In its complaint, NHT alleges trade secret misappropriation and breach of contract relative to certain information alleged to have been disclosed to the Company beginning in late 2006 and continuing through early 2007 pursuant to a consulting engagement with NHT. Among other things, NHT is asserting that certain information, alleged to have been disclosed to the Company during the term of the consulting engagement, is the subject of a nondisclosure/confidentiality agreement executed at the inception of the consulting engagement. NHT is contending that this certain information represents a trade secret that should no longer be available for use by the Company following the termination of the consulting engagement with NHT in the spring of 2007. In connection with filing this action, NHT also filed a motion for preliminary injunction against the Company seeking to enjoin it from using certain information until the matter can be resolved through the courts. A hearing for the motion for preliminary injunction commenced on March 24, 2008 and has been continued until May 2008. Trial has been set for April 27, 2009. As of December 31, 2007, no liability has been accrued relative to this action.

Securities and Exchange Commission Subpoena

On February 25, 2008, the Company received a subpoena from the Denver office of the Securities and Exchange Commission (the “SEC”). The subpoena formalizes virtually identical requests the Company received in May, June and August 2007 and subsequently responded to which requested the voluntary production of documents and information, including financial, corporate, and accounting information related to the following subject matters: Fujairah Oil Technology LLC, the Company’s restatements for the first three quarterly periods of 2006 and the non-cash deemed dividend for the quarter ended March 31, 2007, and information and documents related to certain members of former management, all of whom have not been employed by the Company for over a year. We have been advised by the SEC that, despite the subpoena and formal order of investigation authorizing its issuance, neither the SEC nor its staff has determined whether the Company or any person has committed any violation of law. The Company intends to continue to cooperate with the SEC in connection with its requests for documents and information.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, officers and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, with respect to the fiscal year ended December 31, 2007, the officers, directors and beneficial owners of more than 10% of our common stock have filed their initial statements of ownership on Form 3 on a timely basis, and the officers, directors and beneficial owners of more than 10% of our common stock have also filed the required Forms 4 or 5 on a timely basis.
MANAGEMENT

Business Experience of Current Executive Officers Who Are Not Directors

Set forth below are brief biographies of each of the executive officers of the Company (excluding executive officers who are also directors) as of April 15, 2008. Such biographies include a description of all positions with the Company presently held by each such person, and the positions held by, and principal areas of responsibility of, each such person during the last five years.

M. Clay Chambers has served as our Chief Operating Officer since February 2008. Mr. Chambers has over thirty-five years experience in the refining and petrochemical industry, having begun his career with UOP, Inc. and held senior management positions with Coastal Corporation, El Paso Corporation and Texas City Refining. At Coastal (NYSE, Fortune 40 Company, now El Paso Corporation) he served as Vice President of Refining, Senior Vice President of International Project Development and Senior Vice President of Petroleum Coordination. Mr. Chambers had overall management responsibility for refineries located in Corpus Christi, Texas; Eagle Point, New Jersey; Mobile, Alabama; Wichita, Kansas and Aruba, with a total crude capacity of 538,000 barrels/day. He has extensive expertise regarding the full range of refinery and petrochemical processing units and has also held senior management positions in the product, crude supply and petroleum marketing areas. Mr. Chambers holds a professional degree in Chemical & Petroleum Refining Engineering from Colorado School of Mines and an MBA from the University of Houston. Mr. Chambers is 61 years old.

Stanley W. Farmer has served as our Vice President and Chief Financial Officer since June 2007. From June 2005 to June 2007, Mr. Farmer was an audit partner at Malone & Bailey, PC, a full service certified public accounting firm specializing in providing audit services to small public companies. From November 2004 to April 2005, Mr. Farmer was the Chief Financial Officer at Texas Energy Ventures, L.L.C., a wholesale and retail energy holding company. From May 2003 to November 2004, Mr. Farmer was an Assistant Controller at Reliant Energy Wholesale Group, a subsidiary of Reliant Energy, Inc., a provider of electricity and energy-related products to retail and wholesale customers. From April 2000 to May 2003, Mr. Farmer was a Senior Director at Enron Corp. in its accounting transaction support group. Mr. Farmer earned a B.B.A in Accounting from Texas A&M University (College Station, Texas), is a certified public accountant (Texas) and is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Mr. Farmer is 40 years old.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis explains the Company’s compensation program as it applies to the named executive officers who served in 2007. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tabular and narrative disclosures that follow the Summary Compensation Table.

What are the objectives of SulphCo’s compensation program?

The Compensation Committee has designed our compensation program for named executive officers in order to meet the following objectives:

•	be competitive with other companies with whom we compete for talent;

•	provide a strong incentive to our named executive officers to achieve their potential and our business goals;

•	make prudent use of our resources; and

•	align the interests of our named executive officers with the interests of our stockholders.

What are the elements of SulphCo’s compensation program and what is SulphCo’s purpose in paying each such element of compensation?

Our compensation program consists of base salary, annual cash incentive awards and long-term incentive awards (e.g., equity based awards). Perquisites are not a material element of our compensation program. We believe the combination of elements that comprise our compensation program provides a competitive and reasonable pay package that attracts the talent that we need, motivates that talent to achieve our goals, reinforces expectations of leadership, personal vision and values and aligns executives’ interests with our stockholders’ interests.

Base Salary. Base salary is paid in cash commensurate with the responsibilities of each individual’s position. We believe our base salaries attract and retain executives with the qualifications we need for leading and growing our business. The Compensation Committee annually reviews base salaries and approves adjustments based on the following factors:

•	sustained job performance; and

•	relevant individual knowledge and skill;

Annual Cash Incentive Awards. Annual cash incentive awards include signing bonuses, discretionary cash bonuses and in certain instances, guaranteed cash bonuses. The purpose of our annual cash incentive awards is to encourage superior performance from our executives that is consistent with the achievement of our goals. The Compensation Committee considers the individual’s experience and performance and approves awards based on the following factors:

•	annual job performance; and

•	relevant individual knowledge and skill;

Long-Term Incentive Awards. Long-term incentive awards include equity based awards. Equity based awards are granted pursuant to the SulphCo, Inc. 2006 Stock Option Plan (the “2006 Plan”). Our long-term incentive awards are designed to retain executives who demonstrate the qualifications we need and to provide continued motivation and incentive to achieve our goals. We believe that awarding equity incentive compensation aligns our executives’ interests with those of our stockholders.

In addition to these compensation elements, we also offer the named executive officers the opportunity to participate in the Company’s benefit plans that are generally available to all Company employees, including a 401(k) plan and a medical insurance plan.

How does SulphCo determine the amount for each element of compensation paid?

As a development stage company with a limited number of employees and limited resources, compensation of named executive officers is determined on a case-by-case basis, depending on a variety of factors, including individual performance, current and potential impact on corporate performance, reputation, skills, experience and timing. We do not utilize a definite formula to determine the amount of each element of compensation paid.

Individual Performance. The Compensation Committee also considers individual performance, current and potential impact on corporate performance, demonstration of behaviors consistent with our values, reputation, skills and experience as important factors. These factors impact the level of base salary and annual cash and long-term incentive awards to the extent the Compensation Committee, in its discretion, considers past performance and individual contribution in assessing probable impact on future performance and contribution. The Compensation Committee has the discretion to reduce base pay, but circumstances did not warrant this in 2007. Annual cash and long-term incentive awards are awarded solely at the discretion of the Compensation Committee, subject to the approval of the Board.

How does each compensation element, and SulphCo’s decision regarding that element, fit into SulphCo’s overall compensation objectives and affect decisions regarding other elements?

Base salaries, annual cash incentives and long-term incentives are determined on a case-by-case basis and are important elements of the total compensation package designed to attract and retain the talent we need in order to achieve our business goals, which include successful development and commercialization of our products and services. In addition, the equity element of long-term incentive awards furthers our goal of aligning the interests of our executive officers with the interests of our stockholders.

Awards of long-term incentive awards such as stock options can promote retention if their value increases, and they create stockholder alignment because their value increases as our stock price increases.

What is the basis for selecting particular events as triggering payment in connection with termination or change-in-control?

We provide for payments and benefits if a named executive officer is terminated without cause or resigns for good reason in connection with a change-in-control as described below under “—Potential Payments upon Termination or Change-in-Control—Severance Payments.” In addition, under our executive severance plan, we provide for payments and other benefits if a named executive officer’s employment is involuntarily terminated as a result of something other than death, disability, cause or a change-in-control. See “—Potential Payments upon Termination or Change-in-Control—Severance Payments.” These severance payment provisions, including the respective amounts, were determined on a case-by-case basis and were necessary to attract the named executive officers to accept the types of risks attendant with joining the Company in its current developmental stage.

Does the accounting and tax treatment of a particular form of compensation impact the form and design of awards?

The Compensation Committee considers tax and accounting treatment of various compensation alternatives, including the potential tax deductibility of proposed compensation arrangements. However, these are not typically driving factors. The Compensation Committee may determine to approve non-deductible compensation arrangements if it believes that such arrangements are in the best interests of the Company and its stockholders. As part of its analysis, the Compensation Committee may take into account a variety of factors, including our ability to utilize the deduction based on projected taxable income.

What are SulphCo’s equity or other security ownership requirements or guidelines? Does Sulphco have any policies regarding hedging the economic risk of such ownership?

At the present time, the Board has not adopted stock ownership guidelines for our directors and executive officers. However, the Board may elect to do so in the future.

Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our stockholders, our Insider Trading Policy prohibits trading in options, warrants, put and calls related to our securities and it also prohibits selling our securities short or holding our securities in margin accounts.

What is the role of SulphCo’s executive officers in the compensation process?

Our Chief Executive Officer has access to the internal compensation information. Using that information, our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our other named executive officers. Taking these recommendations into account, the Compensation Committee independently reviews the data and makes its own determinations, subject to the approval of the Board.

Does SulphCo have any program, plan or practice to time option grants to its executives in coordination with the release of material non-public information?

We do not have any program, plan or practice to time grants of stock options to our executives in coordination with the release of material non-public information and we do not set grant dates of stock options to new executives in coordination with the release of such information. Our executive officers do not have any role in establishing the timing of grants of stock options. We have not timed, and do not intend to time, our release of material non-public information for the purpose of affecting the value of executive compensation.

Summary Compensation Table

The following table sets forth the compensation of our principal executive officers and our principal financial officers who served the Company during 2007 and each of our three most highly compensated other executive officers who were serving as executive officers as of December 31, 2007. These persons are referred to collectively as the “named executive officers.”

					All
				Option	Other
Name and		Salary	Bonus(7)	Awards(8)	Compensation(9)	Total
Principal Position	Year	( $ )	( $ )	( $ )	( $ )	( $ )
Dr. Larry D. Ryan (1)	2007	287,500	155,000	735,788	89,339	1,267,627
Chief Executive Officer

Dr. Rudolf W. Gunnerman (2)	2007	40,000	-	-	200,000	240,000
Chairman and Chief	2006	620,000	500	-	-	620,500
Executive Officer

Stanley W. Farmer (3)	2007	140,625	90,000	282,272	6,750	519,647
Vice President and
Chief Financial Officer

Michael A. Abend (4)	2007	149,583	-	33,476	4,488	187,547
Interim - Chief Financial
Officer

Loren J. Kalmen (5)	2007	120,720	-	-	-	120,720
Chief Financial Officer	2006	287,500	500	-	-	288,000

Brian J. Savino (6)	2007	243,182	237,900	240,448	6,750	728,280
President
_________________

(1)	Dr. Ryan has been the Company’s Chief Executive Officer since January 12, 2007.
(2)	Dr. Gunnerman was dismissed as the Company’s Chairman and Chief Executive Officer on January 12, 2007.
(3)	Mr. Farmer has been the Company’s Vice President and Chief Financial Officer since June 11, 2007.
(4)	Mr. Abend served as the Company’s Interim - Chief Financial Officer from March 23, 2007 through June 11, 2007.

(5)	Mr. Kalmen served as the Company’s Chief Financial Officer until his resignation on March 23, 2007.
(6)	Mr. Savino was appointed as the Company’s President on March 9, 2007, and served in that capacity until his resignation on March 8, 2008.
(7)
During 2007, Dr. Ryan received a $155,000 bonus that was comprised of a signing bonus of $105,000 and a discretionary bonus of $50,000; Mr. Farmer received a $90,000 bonus that was comprised of a signing bonus of $75,000 and a discretionary bonus of $15,000; and Mr. Savino received a $237,900 bonus that was comprised of signing bonus of $150,000 and guaranteed quarterly bonuses of $87,900.

(8)
The value of option awards was calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) and represents compensation expense recognized in 2007 for financial statement reporting purposes related to option awards made during 2007, disregarding any estimate of forfeitures relating to service-based vesting provisions included in such accounting expense. The fair value of options that were awarded in 2007 to the named executive officers was estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions: Risk Free Interest Rates - 3.58% to 5.10%; Dividend Yield - 0%; Expected Volatility - 132.5% to 149.5%; and Expected Term - 5 years to 5.5 years.

(9)
The amount for Dr. Ryan includes a gross-up of $82,589 for relocation expenses reimbursed during 2007 for the payment of taxes and a $6,750 matching contribution to the SulphCo, Inc. 401(K) Profit Sharing Plan (the “SulphCo 401K Plan”). The amount for Dr. Gunnerman relates to a payment in connection with Dr. Gunnerman’s dismissal as the Company’s Chairman and Chief Executive Officer. The amounts for Messrs. Farmer, Abend and Savino relate to matching contributions to the SulphCo 401K Plan of $6,750, $4,488 and $6,750, respectively.

Grants of Plan Based Awards in 2007

The following table sets forth certain information regarding 2007 grants pursuant to the 2006 Plan to the named executive officers listed in the previous table.

Name	Grant Date	Board Approval Date	All Other Option Awards: # of Securities Underlying Options	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Larry D. Ryan(1)	1/12/07	1/12/07	150,000	$3.54	$499,668
	4/4/07	3/27/07	50,000	$3.86	$180,730
	12/21/07	12/21/07	150,000	$4.96	$665,696

Stanley W. Farmer(2)	6/11/07	5/9/07	150,000	$3.66	$513,895
	12/21/07	12/21/07	50,000	$4.96	$221,899

Michael A. Abend(3)	4/4/07	3/27/07	10,000	$3.86	$35,564
	11/14/07	11/6/07	10,000	$5.93	$54,428

Brian J. Savino(4)	3/9/07	3/9/07	200,000	$2.66	$499,369
______________
(1)
Dr. Ryan’s January 12, 2007 option grant was granted pursuant to the terms of the employment agreement entered into between Dr. Ryan and the Company in connection with his appointment as the Company’s Chief Executive Officer. This option vests over a three-year period, with 1/3 of the shares subject to the option vesting on each of the first three anniversaries following the date of grant. The April 4, 2007 option grant was a discretionary grant awarded to Dr. Ryan by the Board in recognition of his individual efforts through that date. This option vests over a three-year period, with 1/3 of the shares subject to the option vesting on each of the first three anniversaries following the date of grant. The December 21, 2007 option grant was a discretionary grant awarded to Dr. Ryan by the Board in recognition of his individual efforts through that date. Of this grant, ½ of the shares subject to the option vested on the date of grant and the remaining ½ vest on the first anniversary following the date of grant.

(2)
Mr. Farmer’s June 11, 2007 option grant was granted pursuant to the terms of the employment agreement entered into between Mr. Farmer and the Company in connection with his appointment as the Company’s Chief Financial Officer. This option vests over a three-year period, with 1/3 of the shares subject to the option vesting on each of the first three anniversaries following the date of grant. The December 21, 2007 option grant was a discretionary grant awarded to Mr. Farmer by the Board in recognition of his individual efforts through that date. Of this grant, ½ of the shares subject to the option vested on the date of grant and the remaining ½ vest on the first anniversary following the date of grant.

(3)
Mr. Abend’s April 4, 2007 and November 14, 2007 option grants were discretionary grants awarded to Mr. Abend by the Company in recognition of his individual efforts through those dates. Both options vest on the first anniversaries of their respective grant dates.

(4)
Mr. Savino’s March 9, 2007 option grant was granted pursuant to the terms of the employment agreement entered into between Mr. Savino and the Company in connection with his appointment as the Company’s President. This option vests over a three-year period, with 1/3 of the shares subject to the option vesting on each of the first three anniversaries following the date of grant. Mr. Savino resigned as the Company’s President on March 8, 2008. At the time of his resignation, the option granted to Mr. Savino had not yet vested and would have expired in its entirety, except that in connection with the Severance Agreement and General Release entered into by and between the Company and Mr. Savino, the Company agreed to, among other things, vest Mr. Savino in 66,666 shares underlying this option. In addition, the Company agreed that the vested portion of the option would remain exercisable until March 8, 2011.

Other than the option grants included in the table above, there were no other plan based awards made by the Company during 2007.

Outstanding Equity Awards at December 31, 2007

The following table sets forth information on options that were outstanding as of December 31, 2007 for our named executive officers.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date
Larry D. Ryan(1)	-	150,000	$3.54	1/12/17
	-	50,000	$3.86	4/4/17
	75,000	75,000	$4.96	12/21/17

Stanley W. Farmer(2)	-	150,000	$3.66	6/11/17
	25,000	25,000	$4.96	12/21/17

Michael A. Abend(3)	-	10,000	$3.86	4/4/17
	-	10,000	$5.93	11/14/17

Brian J. Savino(4)	-	200,000	$2.66	3/9/17
__________________
(1)
Dr. Ryan’s January 12, 2007 option grant vests over a three-year period, with 1/3 of the shares subject to the option vesting on each of the first three anniversaries following the date of grant. The April 4, 2007 option vests over a three-year period, with 1/3 of the shares subject to the option vesting on each of the first three anniversaries coinciding with the vesting schedule of the January 12, 2007 option grant. The December 21, 2007 option grant vests over a one-year period with ½ of the shares subject to the option vesting on the date of grant and the remaining ½ vesting on the first anniversary following the date of grant.

(2)
Mr. Farmer’s June 11, 2007 option grant vests over a three-year period, with 1/3 of the shares subject to the option vesting on each of the first three anniversaries following the date of grant. The December 21, 2007 vests over a one-year period with ½ of the shares subject to the option vesting on the date of grant and the remaining ½ vesting on the first anniversary following the date of grant.

(3)	Mr. Abend’s April 4, 2007 and November 14, 2007 option grants vest on the first anniversaries of their respective grant dates.
(4)
While the disclosure in the table above reflects accurate information about Mr. Savino’s option on December 31, 2007, Mr. Savino later resigned as the Company’s President on March 8, 2008. In connection with the Severance Agreement and General Release entered into by and between the Company and Mr. Savino, the Company agreed to, among other things, vest Mr. Savino in 66,666 shares underlying the option and the remaining shares underlying the option expired. In addition, the Company agreed that the option would remain exercisable until March 8, 2011.

Other than the option grants included in the table above, there are no other outstanding equity awards at December 31, 2007.

Option Exercises and Stock Vested in 2007

None of our named executive officers exercised stock options or vested in any restricted shares during 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Payments

Our employment agreements with Messrs. Ryan, Farmer and Savino provide for severance payments in connection with terminations by the Company without “cause” or by the executives for “good reason,” as such terms are described below. If any of these executives are terminated by the Company without “cause” or by the executives for “good reason,” then subject to the executive’s execution and delivery of a full general release, in a form acceptable to the Company, releasing all claims, known or unknown, that the executive may have against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, the Company will pay to the executive a lump-sum severance payment equal to one year of his then current base salary; and upon proper election of healthcare continuation coverage (under a federal law known as COBRA) the Company will pay the group medical and dental COBRA premiums for the executive and his eligible dependents until the date the executive first become eligible for coverage under a subsequent employer’s applicable group health plan(s), the date such coverage terminates under applicable law, or twelve (12) months after the termination date of his employment, whichever is the earliest date to occur.

For purposes of the executive employment agreements, “cause” means: (i) the executive’s conviction of, or plea of nolo contendere to, a felony, or a crime involving dishonesty, disloyalty or moral turpitude; (ii) the executive’s willful disloyalty or deliberate dishonesty; (iii) the commission by executive of an act of fraud or embezzlement against the Company; (iv) the executive’s failure to use his good faith efforts to perform in all material respects such duties as are contemplated by his agreement, or to follow any lawful direction of his superior, the Board or any committee thereof; (v) the executive’s gross negligence in the performance of his duties hereunder; or (vi) a material breach by the executive of any provision of his employment agreement or of any Company policy, which breach is not cured within thirty (30) days after delivery to the executive by the Company of written notice of such breach, provided that, if such breach is not capable of being cured within such 30-day period, the executive will have a reasonable additional period to cure such breach. Any determination of “cause” shall be made in good faith by a majority vote of the Board.

For purposes of the executive employment agreements, “good reason” means, without the executive’s consent: (i) a failure by the Company to comply with any material provision of the employment agreement which is not cured within thirty (30) days after the executive has given written notice of such noncompliance to the Company, provided that, if such failure is not capable of being cured within such 30-day period, the Company will have a reasonable additional period to cure such failure; (ii) a material adverse change by the Company in the executive’s responsibilities, duties or authority with the Company; or (iii) at the executive’s election, a “change in control” of the Company if, following such change in control, the executive no longer holds the same position within the Company (or the surviving or successor company, as applicable), provided that the executive’s election under this subsection (iii) may only be exercised within the thirty (30) day period following the first six (6) month anniversary following the change in control.

For purposes of the executive employment agreements, “change in control” means: (i) the acquisition by any person, entity or affiliated group becoming the beneficial owner of more than 50% of the outstanding equity securities of the Company or otherwise becoming entitled to vote more than 50% of the voting power of the Company; (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of at least 50% of the voting power of the entity surviving such transaction or series of related transactions; or (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

Note that Mr. Savino also had an employment agreement that contained the same severance terms as set forth above for Messrs. Ryan and Farmer, but, as more fully discussed below, on March 8, 2008, Mr. Savino entered into a severance arrangement with the Company on different terms.

The following table summarizes severance payments and benefits that would have been provided to Messrs. Ryan, Farmer and Savino pursuant to a termination of employment as a result of a termination by the Company without “cause” or by the executive for “good reason” as of December 31, 2007:

Name	Lump Sum Cash Payment	Medical and Dental Coverage(2)	Total
Larry D. Ryan	$300,000	$18,000	$318,000
Stanley W. Farmer	$250,000	$18,000	$268,000
Brian J. Savino(3)	$300,000	$18,000	$318,000

(1)
In addition to the lump sum cash payment disclosed above, each of the executives would also be entitled to any earned (or awarded), but yet unpaid, salary, (and/or bonus) payments, and business expense reimbursements in accordance with Company policy.

(2)
The value of medical and dental coverage was estimated assuming a cost of $1,500 a month for a period of twelve months, the longest period of time that these costs would have to be borne by the Company.

(3)	See narrative description below with respect to Mr. Savino’s actual resignation.

Note that the Company does not have any “change-in-control” agreements or policies, other than a “change-in-control” being one possible triggering event for a “good reason” termination by the executive, as described above.

As described elsewhere in this proxy, Mr. Savino resigned as President of the Company on March 8, 2008. Instead of receiving the severance payments provided under his employment agreement, as described above, he entered into a Severance Agreement and General Release with the Company under which, in exchange for a full general release of all claims, known or unknown, that Mr. Savino may have had against the Company, and any subsidiary or related entity, their officers, directors, employees and agents, and his agreement and acknowledgement of his non-compete, non-solicit, confidentiality and non-disparagement covenants, he receives (i) $150,000, payable over the two-month period following his resignation, (ii) a lump sum payment of $25,500, payable within 30 days of his resignation, (iii) accelerated vesting on 66,666 shares underlying his option (which otherwise would have expired in its entirety upon his termination), plus an extended exercise period for such vested shares until March 8, 2011, and (iv) upon proper election of health care continuation coverage (under a federal law known as COBRA), the Company will pay Mr. Savino’s group medical and dental COBRA premiums (for him and his eligible dependents) until the date Mr. Savino first becomes eligible for coverage under a subsequent employer’s applicable group health plan(s), the date such coverage terminates under applicable law, or twelve (12) months after the termination date of his employment, whichever is the earliest date to occur.

DIRECTOR COMPENSATION

Each non-employee director receives an annual cash retainer of $125,000 as well as an annual grant of options to purchase 50,000 shares of the Company’s common stock that vests immediately and has a ten (10) year term, effective on the last trading day of April each year. In addition, the non-employee Chairman of the Board will receive an additional $50,000 annual cash retainer and the non-employee chairmen of standing committees of the Board will each receive and additional $25,000 annual cash retainer.

In order to conserve working capital during 2007, the Board resolved to accept shares of common stock of the Company in lieu of the annual cash retainer amounts. The Board determined that conserving cash was in the best interests of the Company’s stockholders at that time. The Board desired to maximize available cash resources to be used to implement the Company’s technology. As a result, the Board sought and received, as required by the relevant rules of the American Stock Exchange, the approval of the Company’s stockholders at the Company’s 2007 Annual Meeting of Stockholders. The issuance of common stock in lieu of the 2007 annual cash retainer was approved by the Company’s stockholders at the 2007 Annual Meeting of Stockholders. A summary of the grants of shares of common stock to the Board are as follows: Mr. van Maasdijk - 45,337 shares in lieu of an annual cash retainer of $175,000; Mr. Schafran - 38,860 shares in lieu of an annual cash retainer of $150,000; Mr. Masica - 38,860 shares in lieu of an annual cash retainer of $150,000; Dr. Farnleitner - 32,383 shares in lieu of an annual cash retainer of $125,000; Mr. Heffner - 32,383 shares in lieu of an annual cash retainer of $125,000; and Mr. Urquhart - 32,383 shares in lieu of an annual cash retainer of $125,000.

Directors Compensation Table for 2007

The following table sets forth compensation paid to our Company's directors in 2007.

Name	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert H.C. van Maasdijk	175,000	176,657	-	351,657
Michael T. Heffner	125,000	30,311	8,300	163,611
Edward E. Urquhart	125,000	315,811	-	440,811
Lawrence G. Schafran	150,000	315,811	-	465,811
Dr. Hannes Farnleitner	125,000	176,657	-	301,657
Edward G. Rosenblum	-	658,170	-	658,170
Richard L. Masica	150,000	176,657	-	326,657

(1)
The value of stock awards is calculated in accordance with SFAS 123R and represents compensation expense recorded in 2007 for financial reporting purposes related to stock awards in 2007, excluding the effect of certain forfeiture assumptions. Stock awards are valued at the average of the high and low trading prices of our common stock on the date of grant. All stock awards granted during 2007 were fully vested on the date of grant.

(2)
The value of option awards is calculated in accordance with SFAS 123R and represents compensation expense recognized in 2007 for financial statement reporting purposes related to option awards made during 2007. For Messrs. van Maasdijk, Farnleitner and Masica, the value of option awards relates to their annual grant of an option to acquire 50,000 shares of the Company’s common stock awarded on April 4, 2007. For Messrs. Heffner, Urquhart and Schafran, the value of option awards includes the value of their annual grant of an option to acquire 50,000 shares of the Company’s common stock and the excess fair value of an option to acquire 100,000 shares granted to each of them to replace a prior grant of 50,000 restricted shares of the Company’s common stock awarded to each upon their appointment to the Company’s Board that was later rescinded. Historically, it has been the custom of the Company to grant restricted shares of its common stock to new Board members upon joining the Company’s Board. The grants of the 50,000 shares of restricted common stock to each of Messrs. Heffner, Urquhart and Schafran were made subsequent to the Company having listed its shares on the AMEX. Included among the AMEX’s listing requirements is a requirement that grants of the Company’s common stock to Directors and certain other persons be approved by a vote of the Company shareholders. In connection with these grants, the Company did not obtain prior shareholder approval and therefore determined that it was appropriate to rescind the prior grants in lieu of calling a special meeting of the shareholders to obtain the requisite approval. The Company recorded a charge of approximately $0.4 million relating to the excess of the fair value of the replacement options granted to replace the rescinded restricted stock grants over the fair value of the rescinded restricted stock grants on the date the replacement options were granted. For Mr. Rosenblum, the value of option awards relates to the value of an option to acquire 150,000 shares of the Company’s common stock awarded to him upon his appointment to the Company’s Board in August 2007 and the excess fair value of an option to acquire 59,524 shares of the Company’s common stock granted to him to replace a prior grant of 43,353 restricted shares of the Company’s common stock awarded to him upon his appointment to the Company’s Board that was later rescinded. The Company elected to rescind Mr. Rosenblum’s restricted stock grant awarded to him upon his appointment to the Company’s Board and replace it with an option in lieu of calling a special meeting of the stockholders to obtain the requisite approval as otherwise required by the AMEX’s listing requirements. The fair value of options that were awarded in 2007 to Directors was estimated at the date of grant using the Black-Scholes option valuation model with the following assumptions: Risk Free Interest Rates - 3.58% to 4.60%; Dividend Yield - 0%; Expected Volatility - 132.5% to 149.4%; and Expected Term - 5 years. Outstanding option awards, and their respective per option weighted average exercise price, as of December 31, 2007 were as follows: Mr. van Maasdijk - 175,000 shares ($7.55) of which 50,000 were granted in 2007; Mr. Heffner - 150,000 shares ($3.64) all of which were granted in 2007; Mr. Urquhart - 150,000 shares ($3.64) all of which were granted in 2007; Mr. Schafran - 150,000 ($3.64) all of which were granted in 2007; Dr. Farnleitner - 50,000 shares ($3.86) all of which were granted in 2007; Mr. Rosenblum - 209,524 shares ($3.91) all of which were granted in 2007; and Mr. Masica - 50,000 shares ($3.86) all of which were granted in 2007.

(3)
The other compensation represents payments made to Mr. Heffner in connection with the month-to-month lease, between the Company and Mr. Heffner, of a furnished apartment owned by Mr. Heffner in Reno, Nevada that certain of the Company’s officers utilized while commuting to Reno, Nevada. On September 30, 2007, the Company terminated this lease agreement.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the last fiscal year, none of the Company’s executive officers served on the Board or compensation committee of any other entity whose executive officers served either the Company’s Board or Compensation Committee.

COMPENSATION PLANS

Table of Securities Authorized for Issuance under Equity Compensation Plans at the End of 2007

The following table presents information regarding our securities which are authorized for issuance under all of our compensation plans as of December 31, 2007.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected at Left)

Equity Compensation Plans Approved by Security Holders	1,790,524	$4.20	209,476

Equity Compensation Plans Not Approved by Security Holders	50,000	$6.025	(1)

(1) Future grants are within the discretion of our Board of Directors and, therefore, cannot be determined at this time.

Under compensation plans approved by our security holders, the 1,790,524 securities relate to outstanding options granted pursuant to the SulphCo, Inc. 2006 Stock Option Plan approved by the Company’s stockholders in 2006.

Under compensation plans not approved by our security holders, the 50,000 securities relate to warrants granted in connection with the License Agreement between the Company and Industrial Sonomechanics, LLC (“ISM”) dated as of November 9, 2007, wherein the Company agreed to issue warrants to purchase 45,000 shares of common stock share to ISM and warrants to purchase 5,000 shares of common stock to JM Resources LLC, at an exercise price of $6.025 per share. The warrants vest immediately and have a three-year term.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company’s related party transactions review process includes key activities required to identify related parties, determine that related party transactions are conducted on an arm’s length basis, and disclose related party transactions in the Company’s SEC filings. Related party transactions and terms of those transactions are identified, reviewed, and disclosed in accordance with Item 404 of Regulation S-K under the Securities Act of 1933, as amended. A “Related Party” is an executive officer, a member of the board of directors, a nominee for director, or a member of the immediate family of such officer, director or nominee.

The Secretary of the Company becomes aware of reportable or material related party transactions during the course of the year through notification by the relevant Related Party or applicable employee of the Company. The Secretary is responsible for ensuring that the board of directors reviews the relevant proposed transaction (with the exception of ordinary course transactions), and approves (a majority vote of disinterested directors is required) such transaction if the board of directors determines that the proposed transaction terms are fair to the Company and have been negotiated at arm’s length. Such determination will be made based upon a review of the facts and circumstances surrounding the transaction, and upon guidance by any advisors as determined by the board.

The following is a description of transactions involving more than $120,000 in 2007, between us and our directors, nominees, executive officers, or members of their immediate family.

During the year ended December 31, 2007, the Company made payments totaling approximately $1.3 million to Maerkisches Werk Halver, GmbH (“MWH”) in connection with ongoing probe development activities. Edward E. Urquhart, a member of the Company’s Board of Directors since August 2006, has been the Chief Executive Officer of MWH since July 2003.

Historically, the Company had maintained a consulting contract with RWG, Inc., a company wholly-owned by Dr. Rudolf W. Gunnerman, the Company’s former Chairman and CEO. This contract was terminated in January 2007 contemporaneous with Dr. Gunnerman’s dismissal from the Company. During the year ended December 31, 2007, the total expense recognized by the Company under this arrangement was $240,000. Of the amount paid, $200,000 was paid in connection with a settlement in the second quarter of 2007 between the Company and Dr. Gunnerman.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's 2008 Proxy Statement. This report is provided by the following directors, who comprise the Compensation Committee

Edward G. Rosenblum (Chair) Lawrence G. Schafran Dr. Hannes Farnleitner

AUDIT COMMITTEE REPORT

  The Audit Committee has reviewed and discussed the audited financial statements with our management. The Audit Committee has discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed with the independent auditors the independent auditors' independence. Additionally, the Audit Committee has reviewed fees charged by the independent auditors and has monitored whether the non-audit services provided by its independent auditors are compatible with maintaining the independence of such auditors. Based upon its reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC and the Board approved that recommendation.

Lawrence G. Schafran (Chair) Robert H. C. van Maasdijk Michael T. Heffner

FEES TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On July 9, 2007, the Board of Directors ratified the recommendation of the Audit Committee that the independent registered public accounting firm, Hein & Associates LLP, be appointed as the independent auditor of the Company for the fiscal year ending December 31, 2007 and thereafter, effective immediately. Representatives from Hein & Associates LLP are not expected to be present at the Annual Meeting.

On July 9, 2007, the Company dismissed Marc Lumer & Company (“Lumer”) as its independent auditors, effective immediately. On July 9, 2007, the Company engaged Hein & Associates LLP (“Hein”) as its successor independent audit firm. The Company’s dismissal of Lumer and engagement of Hein was approved by its Audit Committee on July 9, 2007.

Lumer’s reports on the Company’s financial statements as of December 31, 2006 and 2005 and for the years then ended did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that Lumer’s audit report dated April 2, 2007, included an explanatory paragraph indicating that there was substantial doubt regarding the Company’s ability to continue as a going concern. Lumer’s audit report on management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. However, Lumer’s audit report dated April 2, 2007, did include an explanatory paragraph indicating the following material weaknesses resulting from deficiencies in the design or operation of the respective controls:

•
The Company lacked the technical expertise and processes to ensure compliance with Statement of Financial Accounting Standards No. 2, “Accounting for Research and Development Costs.” This material weakness resulted in a restatement of prior quarterly financial statements and, if not remediated, could result in a material misstatement in the future.

•
The Company did not maintain a sufficient complement of personnel with an appropriate level of accounting knowledge, experience, and training in the application of generally accepted accounting principles commensurate with the Company’s complex financial accounting and reporting requirements. This material weakness contributed to the restatement of prior financial statements.

In Lumer’s opinion, because of the effect of these material weaknesses on the achievement of the objectives of the control criteria, Lumer concluded that the Company had not maintained effective internal control over financial reporting as of December 31, 2006, based on the criteria established in “Internal Control  - Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

In connection with the audits of the Company’s financial statements for each of the two most recent fiscal years ended December 31, 2006 and 2005 and through July 9, 2007, there were no disagreements between the Company and Lumer on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Lumer’s satisfaction, would have caused Lumer to make reference to the matter in its reports on the financial statements for such years.

During the two most recent fiscal years and through July 9, 2007, and, except as set forth in the preceding paragraphs, there have been no “reportable events” as defined in Regulation S-K, Item 304(a)(1)(v).

In deciding to select Hein, the Audit Committee reviewed auditor independence issues and existing commercial relationships with Hein and concluded that Hein had no commercial relationship with the Company that would impair its independence. During our two most recent fiscal years ended December 31, 2006 and 2005 and through July 9, 2007, the Company did not consult with Hein regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The following table represents aggregate fees billed by Hein & Associates LLP and Marc Lumer & Company for each of our fiscal years ended December 31, 2007 and December 31, 2006.

Hein & Associates LLP Fees

	2007	2006
Audit Fees	$195,000	$-
Audit-related Fees	-	-
Tax Fees	12,300	-
All Other Fees	-	-
Total Fees	$207,300	$-

Marc Lumer & Company Fees

	2007	2006
Audit Fees	$49,444	$152,600
Audit-related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$49,444	$152,600

Fees for audit services include fees associated with the annual audit and reviews of our quarterly reports, as well as services performed in conjunction with our filings of Registration Statements on Form S-3 and Form S-8. The Audit Committee has reviewed the above fees for non-audit services and believes such fees are compatible with the independent registered public accountants’ independence.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Accountant

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax fees, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit Committee has delegated pre-approval authority to certain committee members when expedition of services is necessary. The independent accountants and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval delegation, and the fees for the services performed to date. None of the fees paid to the independent accountants during fiscal 2007 and 2006, under the categories Audit-Related and All Other fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

PERFORMANCE MEASUREMENT COMPARISON OF STOCKHOLDER RETURNS

The following graph compares on a cumulative basis the yearly percentage change, assuming dividend reinvestment, over the five fiscal years, of the total cumulative return of SulphCo common stock with (a) the total return on the Standard & Poors SmallCap 600 index, a broad equity market index, and (b) the total return on the Dow Jones US Oil & Gas Index, an industry group index. We included the Standard & Poor’s SmallCap 600 Index in our Performance Graph as a basis for comparison because this index includes companies that typically have a market capitalization between $300 million and $2 billion. The comparisons in the graph are required by the SEC and are not intended to forecast or be indicative of possible future performance of SulphCo, Inc. common stock.

COMPARISON OF CUMULATIVE TOTAL RETURN (*)

	Period Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Index	2002	2003	2004	2005	2006	2007

SulphCo, Inc.	100.00	129.17	1,139.58	2,354.17	983.33	1,087.50
Dow Jones US Oil & Gas Index	100.00	122.86	159.64	210.74	254.98	339.15
Standard & Poor's SmallCap 600	100.00	129.27	163.82	180.59	179.98	172.17

(*) $100 invested on December 31, 2002, in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

FAMILY RELATIONSHIPS

There are currently no family relationships between the directors, executive officers or any other person who may be selected as a Director or executive officer of SulphCo.

CODE OF ETHICS

The Company has adopted the SulphCo Code of Ethics that applies to its principal executive officer and principal financial officer. The Code of Ethics was filed with the SEC on March 29, 2004 as Exhibit 14 to our Form 10-KSB. We intend to disclose on our website any substantive amendment to our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, other executive officers and Directors within five business days of such amendment. In addition, we intend to disclose the nature of any material waiver, including an implicit waiver, from a provision of our code of ethics that is granted to any executive officer or director, the name of such person who is granted the waiver and the date of the waiver as required by applicable laws, rules and regulations.

STOCKHOLDER PROPOSALS

Proposals that stockholders wish to be included in next year’s proxy statement for the Annual Meeting to be held in 2009 in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Office of the Secretary at our principal offices at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, TX 77043 no later than December 26, 2008.

ANNUAL REPORT

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the SEC pursuant to the 1934 Act, is being mailed to you along with this Proxy Statement. Additional copies of this Proxy Statement and/or the Annual Report, as well as copies of any Quarterly Report may be obtained without charge upon written request to the Secretary, SulphCo, Inc., 4333 W. Sam Houston Pkwy N., Suite 190, Houston, TX 77043, or on the SEC’s internet website at www.sec.gov.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that the Company sent to certain stockholders, the Company is sending only one copy of its annual report and proxy statement to stockholders who share the same last name and address, unless they have notified the Company that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of the Company’s annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to the Secretary by mail at 4333 W. Sam Houston Pkwy N., Suite 190, Houston, TX 77043. The Company will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact the Company if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors /s/ Larry D. Ryan Name: Larry D. Ryan Title: Chief Executive Officer Dated: April 22, 2008

SULPHCO, INC.
4333 W. Sam Houston Pkwy N., Suite 190
Houston, TX 77043

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 18, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Larry D. Ryan and Robert van Maasdijk, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of SulphCo, Inc. (the “Company”) on June 18, 2008, at 9:30 a.m. at the offices of Kirkpatrick & Lockhart Preston Gates Ellis LLP at 599 Lexington Avenue, New York, NY 10022 or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present, upon the following matters:

1.	ELECTION OF DIRECTORS:

☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY
( except as marked to the contrary below) to vote for all nominees listed below.

Dr. Larry D. Ryan, Robert H. C. van Maasdijk,
Dr. Hannes Farnleitner, Edward E. Urquhart, Lawrence G. Schafran, Michael T. Heffner and Edward G. Rosenblum

( Instruction: To withhold authority to vote for any individual nominee, write the nominee’s name in the space below.)

2.             APPROVAL OF AN AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO REMOVE THE RIGHT OF STOCKHOLDERS TO ACT BY WRITTEN CONSENT, IN LIEU OF A MEETING:

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. RATIFICATION OF HEIN & ASSOCIATES LLP AS INDEPENDENT AUDITOR FOR SULPHCO, INC. FOR THE YEAR 2008:

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE.   IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.

DATED: _________________, 2008

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Signature

Signature if held jointly

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.

Exhibit A

Amendment to the Articles of Incorporation

Article Ten of the Restated Articles of Incorporation of SulphCo, Inc. is hereby deleted in its entirety and restated to read as follows:

"ARTICLE TEN. [STOCKHOLDERS’ MEETINGS]. Meetings of the stockholders shall be held at such place within or without the State of Nevada as may be provided by the By-Laws of the corporation. Special meetings of the stockholders may be called by the President or any other executive officer of the corporation, the Board of Directors, or any member thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. The stockholders are not permitted to take any action required to be taken at a meeting of stockholders by means of a written consent signed by the holders of the voting power required to take such action at a meeting.”